UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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O-I GLASS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT FOR ANNUAL MEETING OF SHARE OWNERS TO BE HELD ON MAY 14, 2025

DEAR FELLOW SHARE OWNERS:

O-I Glass, Inc. (the “Company,” “we,” “us” or “our”) is writing to ask for your support in voting, at the Company’s 2025 Annual Meeting of Share Owners (the “Annual Meeting”), in accordance with the recommendations of our Board of Directors on all of the proposals set forth in our definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 1, 2025 (the “Proxy Statement”). In particular, we are requesting your support on Proposal 4 in the Proxy Statement, the annual advisory vote to approve the compensation paid to our named executive officers (the “Say on Pay Proposal”). In deciding how to vote on the Say on Pay Proposal, we encourage you to read the relevant portions of our Proxy Statement and consider the supplemental information below.

Glass Lewis & Co., one of the leading proxy advisory firms, issued a report recommending that the Company’s share owners vote “FOR” all of the proposals presented in our Proxy Statement, including the Say on Pay Proposal. Institutional Shareholder Services Inc. (“ISS”), another leading proxy advisory firm, recently recommended that our share owners vote “FOR” all of the proposals presented in our Proxy Statement, except for our Say on Pay Proposal.

The primary concern cited by ISS was the cash payments made to Andres A. Lopez, our former President and Chief Executive Officer, upon his retirement after nearly 40 years of service with the Company. These payments were the result of legal obligations established decades ago under the Company’s legacy life insurance, pension and retirement plans, which have been closed to new participants since as far back as 2004, and which have been disclosed in our annual proxy statements for a significant number of years. While market practices for similar plans in our industry have shifted over the years, that does not change our legal obligations to our long-tenured executives.

Respectfully, we strongly disagree with the ISS recommendation on our Say on Pay Proposal and firmly believe that our executive compensation program reflects a strong pay-for-performance philosophy, responsible governance, and respect for legacy obligations to long-tenured executives. We are confident that our executive compensation program will continue to have the support of proxy advisors in the coming years.

We hope that by providing an explanation of the ISS recommendation and the additional information set forth below, our share owners will vote in support of our Say on Pay Proposal.

Say on Pay Proposal

Strong Share Owner Support for Our Executive Compensation Program.

Our share owners have overwhelmingly supported the compensation of our named executive officers (“NEOs”) over the past few years, with approximately 97%, 97% and 96% of votes cast by share owners in favor of our say on pay proposals in 2024, 2023 and 2022, respectively. Moreover, ISS has recommended a vote FOR our say on pay proposals for all three years, noting that there were “no significant concerns” with our executive compensation practices.

This strong share owner support was a key factor in the Compensation and Talent Development Committee’s decision not to make any significant changes to our executive compensation program design in recent years, including 2024. In fact, our 2024 executive compensation was substantially the same as our 2023 executive compensation program, which received significant share owner support and resulted in ISS recommending a vote FOR our say on pay proposal for that year.

ISS Concern

In recommending that our share owners vote against our Say on Pay Proposal, ISS primarily cites as an area of concern the cash payments to Mr. Lopez in connection with his retirement, labeling them as excessive, unusual and problematic. In particular, ISS focuses on: (i) the payments to Mr. Lopez under our life insurance, pension and retirement plans, (ii) cash payments related to Mr. Lopez’s relocation to Florida, and (iii) tax gross-up payments related to his life insurance and relocation benefits. We believe ISS’s characterization of these payments as excessive, unusual and problematic does not take into consideration the context of Mr. Lopez’s retirement and disregards the fact – which has been publicized in our annual proxy statements for decades – that these payments were made pursuant to historical benefit plans that the Company undertook well over a decade ago. These historical benefit plans are not indicative of the Company’s current executive compensation program.

   Pension and Retirement Plan and Relocation Payments.

Prior to his retirement, Mr. Lopez was a participant in (i) our Salary Retirement Plan (a qualified defined benefit pension plan); (ii) our Supplemental Retirement Benefit Plan (a non-qualified deferred compensation plan); and (iii) our International Pension Plan. Each of these three plans was closed to new entrants as of December 31, 2004 and benefits were frozen under the plans with no new accruals as of December 31, 2015. The pension and retirement benefits Mr. Lopez received under these plans in connection with his retirement ($437,245 under the Salary Retirement Plan, $1,156,783 under the Supplemental Retirement Benefit Plan and $2,766,991 under the International Pension Plan) were not discretionary payments or the result of recent policies and decisions, but contractually-mandated pension and retirement obligations that Mr. Lopez earned over nearly 30 years of service with the Company. Further, his payout under the International Pension Plan, which covered his service from January 30, 1986 (his original hire date) through December 31, 2015, was offset by the benefits he earned under the Salary Retirement Plan and the Supplemental Retirement Benefit Plan.

In connection with his retirement, the Company was under a historical contractual obligation to provide Mr. Lopez with relocation assistance in connection with his relocation from Ohio to Florida, the amount of which was $110,574 in the aggregate, which includes a tax gross-up on the relocation benefits.

Life Insurance Payments

The Company’s legacy Executive Life Insurance Plan, a supplemental universal life insurance benefits program, which was closed to new entrants in 2006, provides participating retiring executives with life insurance benefits and a tax reimbursement for the value of the policy, based on plan terms established prior to 2006. As with the pension and retirement benefits discussed above, the supplemental life insurance distributed to Mr. Lopez under this plan in connection with his retirement (valued at $1,588,490), along with the associated tax gross-up ($1,030,619) on the value of the distribution, were not discretionary payments or the result of recent policies and decisions, but the result of contractual obligations that had – at the time of Mr. Lopez’s retirement – been in place for more than two decades.

The Compensation and Talent Development Committee had previously reviewed Mr. Lopez’s grandfathered eligibility for the tax gross-up under the Executive Life Insurance Plan and determined that it was not in the share owners’ best interest to incur the costs that would be required to eliminate this contractual benefit. Tax gross-ups are not a part of the Company’s current executive compensation program. As stated in our Proxy Statement, none of our other NEOs are eligible to receive tax gross-up payment on any severance benefits or executive perquisites.

Conclusion

We respectfully reject ISS’s characterization of the payments described above as excessive, unusual or problematic. We strongly believe that it is important that our Company honor its historical commitments and contractual obligations to its executive officers. ISS’s focus on the amount of cash paid to Mr. Lopez under the Company’s historical retirement, pension and life insurance plans overlooks the longstanding nature of these plans, which have been disclosed in our annual proxy statements for many years and have been closed to new participants for nearly (and in some cases, more than) 20 years, and disregards the fact that these historical plans are not a part of the Company’s current executive compensation program. None of the so-called “excessive” cash payments to Mr. Lopez were discretionary in nature or the result of recent decisions or agreements.

We firmly believe that our executive compensation program reflects our commitment to pay for performance, responsible governance and an alignment of our executives’ compensation with our share owners’ interests. Further, we hope that our share owners recognize the Company’s respect for its legacy contractual obligations to Mr. Lopez, a long-tenured executive who provided years of leadership and nearly 40 years of service to our Company before his well-deserved retirement. As always, we remain committed to focusing on, and creating value for, our share owners and aligning our executive compensation program with the long-term interests of our share owners.

We encourage you to review the relevant information in our Proxy Statement and to consider the additional information provided above, and respectfully request that you vote FOR Proposal 4.

Important Information

The Company encourages its share owners to read the relevant sections of the Proxy Statement, as supplemented by the discussion herein, because it contains important information. Share owners may obtain a free copy of the Proxy Statement and other documents that the Company files with the Securities and Exchange Commission (“SEC”), such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, at the SEC’s website at www.sec.gov.

Additional Information

If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by share owners (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under “General Information about the Meeting.”